Exhibit 99.2

CENTRAL VIRGINIA BANKSHARES CORRECTS PREVIOUSLY REPORTED AVERAGE BALANCES

POWHATAN, VA., May 5, 2006 / PR Newswire-FirstCall / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced the correction of the average balance information previously reported in its April 26, 2006 press release due to an inadvertent disclosure error.  Below is a restatement of the second paragraph of the prior press release, which contains the correct average balance information.  The correction of the average balances affects the previously reported tax equivalent net interest margin for the first quarter, which as corrected is 4.23 percent instead of the previously reported 4.19 percent, and the first quarter return on assets, which as corrected is 1.27 percent instead of the previously reported 1.26 percent.  The selected financial data table included in the prior press release is also set forth below in its entirety with the corrected information.  The correction of the previously reported average balance information does not affect the previously reported balance sheet amounts, nor does it affect the previously reported earnings for the period ended March 31, 2006.

The second paragraph of the prior press release should read as follows:

“Average earning assets for the first quarter were $371.8 million, an increase of $19.9 million or 5.7 percent when compared to $351.9 million in the corresponding quarter last year. Average loans grew by $20.2 million to $200.7 million, up 11.1 percent from the prior year’s first quarter average balances of $180.5 million. Total deposits averaged $321.8 million up 3.8 percent from the prior year’s first quarter average of $309.9 million, continuing their growth but at slower rates than experienced in the past several years. The bank’s investment securities portfolio averaged $170.3 million, essentially unchanged from the prior year’s first quarter average of $169.1 million. Overnight funds sold declined to $80 thousand compared to last year’s first quarter average of $1.9 million. Average total borrowings from the Federal Home Loan Bank in the first quarter remained unchanged from the prior year at $30.5 million, however the composition of the total changed with term borrowings averaging $26.0 million and overnight borrowings averaging $4.5 million as term borrowings were called and were then converted to overnight borrowings. Average total assets grew by $19 million or 5.0 percent to $400.4 million for the quarter compared to last year’s quarterly average of $381.4 million.”

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 32 year-old, $400 million community bank with its headquarters and one branch in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE :

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of Central Virginia Bankshares, Inc., 804-403-2002

Selected Financial Data, as corrected, follows below for Central Virginia Bankshares, Inc., as of March 31, 2006

                  Central Virginia Bankshares, Inc. (unaudited)

	First Quarter
	2006	2005

Net Income	1,272,416	1,170,669
Interest & Fees on Loans	3,960,385	3,100,161
Interest on Investments	2,347,499	2,277,751
Interest on Funds Sold	240	10,996
Interest on Deposits	2,085,492	1,608,770
Interest on Borrowings	475,258	359,856
Net Interest Income (FTE)	3,936,285	3,633,844
Non Interest Income	921,422	591,049
Loan Loss Provision	-	-
Interest Expense	2,560,750	1,968,626
Non Interest Expense	3,042,136	2,554,181
Period End Balances:
Investment Securities	161,218,850	168,835,338
Fed Funds Sold	5,246,000	2,726,000
Mortgage Loans Held for Sale	150,000	1,395,000
Loans (net of Unearned Discount)	206,162,995	178,825,888
Loan Loss Reserve	2,907,975	2,715,143
Non Interest Bearing Deposits	49,112,082	39,598,331
Total Deposits	336,240,598	315,075,972
Borrowings	35,826,500	36,368,000
Assets	407,788,702	383,770,843
Period End Shareholders Equity	33,298,893	30,624,210
Average Balances:
Average Assets	400,422,261	381,384,116
Average Earning Assets	371,814,840	351,930,794
Investment Securities	170,293,793	169,055,979
Federal Funds Sold	79,567	1,888,554
Mortgage Loans Held for Sale	709,471	459,544
Loans (net of Unearned Discount)	200,732,011	180,526,717
Non Interest Bearing Deposits	44,655,198	39,296,219
Total Deposits	321,802,404	309,949,380
FHLB Overnight Advances	4,533,333	1,200,000
FHLB Term Borrowings	25,966,667	29,300,000
Fed Funds Purchased & REPO	7,300,811	2,691,400
Average Shareholders Equity	33,627,483	32,052,777
Average Shares Outstanding - Basic	2,286,152	2,262,243
Average Shares Outstanding Fully Diluted	2,300,615	2,308,567
Asset Quality:
Charged Off Loans	26,302	24,794
Recoveries	16,607	41,315
Period End: Non-Accrual Loans	693,228	244,162
Loans Past Due 90 Days or More	159,847	219,471
Other Non Performing Assets	110,830	117,760
Other Real Estate	-	-
Total Non Performing Assets	963,905	581,393
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.56	$ 0.52
Net Income Per Share - Diluted	$ 0.55	$ 0.51
Period End Book Value Per Share	$ 14.55	$ 13.53
Return on Average Assets	1.27%	1.23%
Return on Average Equity	15.14%	14.61%
Efficiency Ratio	62.62%	60.46%
Average Loans to Average Deposits	62.38%	58.24%
Reserve for Loan Losses / Loans EOP	1.41%	1.52%
Net Interest Margin (FTE)	4.23%	4.13%